BALANCE SHEET BENEFIT RIDER

Subject to the terms of this rider, we, National Life Insurance Company, will waive a percentage of Surrender Charges associated with the policy to which this rider is attached. The Percentage of Surrender Charges to be Waived is shown in the rider
Data Section. This percentage was elected at time of policy issue and cannot be changed. The Surrender Charges schedule shown in the policy Data Section reflects the impact of this rider.

The Percentage of Surrender Charges to be Waived will apply to all increases in
Face Amount.

The effective date of this rider is the Effective Date of the policy.

RIDER COST

The Monthly Balance Sheet Benefit Rider Rates per $1,000 of Face Amount are
shown in the rider Data Section. Monthly Deductions from the Accumulated Value of the policy will be assessed for this rider according to the terms of the policy to which this rider is attached.

The rider cost will be equal to:

1. the base policy Face Amount multiplied by
2. the product of the Percentage of Surrender Charges to be Waived and the
Monthly Balance Sheet Benefit Rider Rate.

CONSIDERATION

This rider is issued in consideration of the application for this rider and assessment of a monthly cost of the rider. The rider and a copy of the application for the rider are attached to and made a part of the policy.

INCONTESTABILITY

After this rider has been in force during the lifetime of the Insured for two years from its effective date, we will not contest it.

REINSTATEMENT

If this rider is in force at the time of policy lapse, it may be reinstated upon policy reinstatement. The schedule of Monthly Balance Sheet Benefit Rider Rates per
$1,000 of Face Amount for the policy months following the date the Grace Period began shall become the schedule of Monthly Balance Sheet Benefit Rider Rates per
$1,000 of Face Amount for the policy months following the date of reinstatement.

National Life Insurance Company One National Life Drive Montpelier,
Vermont 05604 (802) 229-3333

8458(0606)

TERMINATION

This rider shall terminate on the earliest of:

1.	the date that the policy to which this rider is attached terminates; or

2.	the Monthly Policy Date following the receipt of the Owner's written request to terminate this rider.

When this rider terminates:

1.	all rights under this rider shall cease; and

2.	no further cost of insurance charges shall be assessed for this rider; and

3.	the policy shall be considered separate and complete without this rider; and

4.	surrender charges for the policy will be restated and a new Data Section will be provided to the Owner.

Signed for National Life Insurance Company at its Home Office in Montpelier, Vermont, by

Chairman of the Board
and
Chief Executive Officer

National Life Insurance Company
One National Life Drive Montpelier, Vermont 05604 (802) 229-3333

8458(0606)